SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 7th day of February, 2018.

AMONG:

Prophecy Development Corp., a company amalgamated under the laws of the Province of British Columbia, having an office at Suite 1610 – 409 Granville Street, Vancouver, British Columbia, V6C 1T2, Canada

(the “Purchaser”)

AND:

Medalist Capital Ltd., a company incorporated under the laws of the Province of Ontario, having an office at Suite 301 – 145 Adelaide Street West, Toronto, Ontario, M5H 4E5, Canada

(“Medalist”)

AND:
631208 B.C. Ltd., a company incorporated under the laws of the Province of British Columbia, having an office at 4588 Keith Road, West Vancouver, British Columbia, V7W 2M6, Canada

(“631208”)

(Medalist and 631208 are together, referred to as the “Vendors”)

RECITALS:

A.

1104002 B.C. Ltd. (the “Company”) is a British Columbia company having its registered office at #610 – 815 West Hastings Street, Vancouver, B.C. V6C 1B4 and has the fully issued capital structure as follows:

Medalist	50	Common Shares
631208	50	Common Shares
Total	100	Common Shares

(together, the “Shares”).

B.	The Company is the beneficial owner of all of the issued and outstanding shares of the Nevada corporation, VC Exploration (US) Inc. (“VC”).

C.	VC holds or controls the 105 unpatented lode mining claims listed in the attached Schedule “A” (the “Claims”) and situated in Eureka County, Nevada, USA.

D.

The Purchaser wishes and has agreed to purchase, and the Vendors wish and have each agreed to sell, all of the Vendors’ respective legal and beneficial Interest in and to the Shares, pursuant to the terms and conditions herein, such that, upon completion of such purchase and sale, the Purchaser will have acquired all of the Vendors’ beneficial interests in and to the Claims.

NOW THEREFORE the parties hereto, for good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the parties), covenant and agree as follows:

DEFINITIONS

1.1	In this Agreement:

1.1.1	“Board” means the board of directors of the Company;

1.1.2	“Business Day” means any day, excluding Saturdays and Sundays, on which the main branch of the Bank of Montreal in Vancouver, British Columbia is ordinarily open for business;

1.1.3	“Closing” means any closing of the purchase and sale of the Shares or an Interest of a Shareholder, as provided in this Agreement;

1.1.4	“Company Act” means the Business Corporations Act, S.B.C. 2002, c. 57, as amended;

1.1.5

“Interest” means all the right, title and interest of either of the Vendors in and to any of the Shares and any other right or claim either of the Vendors may have against the Company as a shareholder; and

1.1.6

“Warrant” means a Common share purchase warrant of the Purchaser entitling the Vendors to acquire for each Warrant upon exercise, one (1) Common share of the Purchaser at a price of CAD$5.00 per share for a period of three (3) years after the date of issuance of the Warrant.

1.2	Number and Gender: All references in this Agreement shall be read with such changes in number and gender that the context may require.

1.3	Headings: The headings in this Agreement form no part of this Agreement and have been inserted for convenience only.

PART 2
PURCHASE TERMS

2.1	Purchase and Sale: Upon Closing, the Purchaser agrees to purchase, and the Vendors agree to sell, the Shares for the purchase price described in Section 2.2.

2.2	Purchase Price: The purchase price per Share shall be CAD$3,500 cash and 500 Warrants, for a total purchase price of CAD$350,000.00 cash and 50,000 Warrants (the “Purchase Price”).

2.3

Payment: The Purchaser shall pay the cash portion of the Purchase Price to the Vendors in Canadian funds by certified cheque or wire transfer drawn on a Canadian chartered bank and delivered on Closing.

In addition, subject to the approval of the Toronto Stock Exchange (“TSX”), the Purchaser shall issue and deliver to, and in the names of, the Vendors, certificates for an aggregate of 50,000 Warrants (i.e. 25,000 Warrants to Medalist, and 25,000 Warrants to 631208) on Closing.

Upon Closing, the Vendors shall deliver share certificates representing the Shares issued in the name of the Vendors, duly endorsed for transfer to the Purchaser.

In addition, upon Closing the Vendors shall cause the Company to issue and deliver a share certificate representing the Shares registered in the name of the Purchaser, signed by a director of the Company.

In further addition, the Vendors shall deliver a certified copy of resolutions of the directors of the Company authorizing the transfer of the Shares to the Purchaser, the registration of the Shares in the name of the Purchaser, and the issuance of share certificates representing the Shares registered in the name of the Purchaser.

2.4	Closing: Closing shall occur at the offices of the Purchaser, at 1:00 p.m. (PST), on February 15, 2018, or such other place, time or date as the parties hereto may mutually agree.

2.5	Vendors’ Representations: The Vendors each and together hereby warrant the following as of the date hereof:

2.5.1

the Vendors are the sole registered and beneficial owners of the Shares and all necessary shareholder consents have been obtained to enter into this Agreement, for the transfer of Shares contemplated herein, and for any other approval that is required to effect this Agreement;

2.5.2	the Shares are duly authorized and validly issued and outstanding as fully- paid and non-assessable shares;

2.5.3	the Company’s Board of Directors has approved of the transfer of the Shares;

2.5.4

if the execution of any documents is required to effect the transfer of the Shares, the Vendors shall comply fully with or appoint the Company on their behalf to comply with the timely transfer of the Shares to the Purchaser;

2.5.5	the consent of any other party, if such is required by any agreement of the Company, VC or the Vendors, has been obtained to effect this Agreement and the transfer of Shares to the Purchaser;

2.5.6

the Shares being purchased by the Purchaser and sold by the Vendors are beneficially owned by the Vendors and are free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands of any nature;

2.5.7

no person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendors of all or any part of the Shares being purchased and sold;

2.5.8

each of the Company and VC holds all material authorizations, approvals, orders, licenses, permits or consents issued by any governmental body which are necessary or desirable in connection with the conduct and operation of their respective business and the ownership, leasing or use of their assets as the same are now owned, leased, used, conducted or operated, and neither the Company nor VC are in material breach of or in default under any of the terms or conditions thereof;

2.5.9

VC is the legal, beneficial and exclusive owner of the Claims, and all related rights and data in relation thereto, free and clear of all encumbrances, save and except those previously disclosed to the Purchaser in writing;

2.5.10	the Claims have been located, staked, filed and recorded by a qualified locator on public domain land open for mineral entry in compliance with all applicable state and federal laws and regulations;

2.5.11

none of the Vendors, the Company or VC hold, have applied for, or have been awarded any claims proximate to those listed in the attached Schedule “A”, wherein by holding such claim, any such party listed above could potentially qualify as a “stakeholder” for purposes of filing or making any “objection” in the course of any environmental permitting process undertaken by the Purchaser, or any of its subsidiaries or related corporate entities;

2.5.12

the Company is a company duly organized under the laws of the Province of British Columbia, is not a reporting company, is a valid and subsisting company in good standing with the Office of the Registrar of Companies of British Columbia, and the Vendors are presently the only direct and indirect beneficial holders of all of the issued and outstanding shares in the capital of the Company;

2.5.13

VC is a company duly organized under the laws of the State of Nevada, is not a reporting company, is a valid and subsisting company in good standing with the Office of the Nevada Secretary of State, and the Company is presently the only direct and indirect beneficial holder of all of the issued and outstanding shares in the capital of VC;

2.5.14

the Vendors have made full financial disclosure regarding the Company and VC to the Purchaser, and except as disclosed to the Purchaser in writing, neither the Company nor VC has any outstanding indebtedness, liabilities or obligations (whether accrued, absolute, contingent or otherwise) other than those arising in the ordinary course of their respective business;

2.5.15

except as previously disclosed to the Purchaser in writing, neither the Company nor VC are party to or bound by any material contract, whether oral or written, and any material contracts previously disclosed to the Purchaser in writing are all valid and subsisting, in full force and effect and unamended, no material default exists in respect thereof on the part of the Company or VC or, to the best of the Vendors’ knowledge, on the part of any of the other parties thereto, nor are the Vendors aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of such material contracts;

2.5.16

all tax returns and reports of the Company and VC required by law to be filed prior to the date hereof, have been duly filed and are true, complete and correct and all other amounts required by law to be deducted and remitted, including, without limitation, employee remittances, GST/HST remittances, corporate tax, excise tax and customs duties to the Canada Revenue Agency, and PST remittances to the BC Ministry of Finance, have been deducted and remitted within the time periods described;

2.5.17

there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the knowledge of the Vendors, threatened against or affecting the Company, VC or the Shares at law or in equity or before or by any governmental authority, commission or agency; and

2.5.18

the purchase and sale of the Shares shall not result in a breach of any agreement, indenture, deed, debenture, mortgage or bond to which the Company, VC or the Vendors are a party or by which they are bound.

2.6	Purchaser’s Representations: The Purchaser hereby warrants the following as of the date hereof:

2.6.1

the Purchaser is duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

2.6.2

the entering into this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms and conditions;

2.6.3

neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which the Purchaser is a party or bound;

2.6.4

as of the date hereof, the authorized capital of the Purchaser consists of an unlimited number of common shares without par value, of which 7,472,179 common shares are issued and outstanding as fully paid and non- assessable;

2.6.5

the Purchaser will reserve or set aside sufficient shares in its treasury to issue the common shares issuable upon exercise of the Warrants, and, upon issuance, such shares will be duly and validly issued as fully paid and non-assessable;

2.6.6

the Purchaser is a “reporting issuer” within the meaning of applicable securities legislation in the Provinces of British Columbia, Alberta and Ontario and does not appear on the list of reporting issuers in default maintained by the securities regulatory authorities of those jurisdictions as being in default of the filing requirements concerning annual or interim financial statements or other continuous disclosure documents prescribed by such legislation; and

2.6.7

the common shares of the Purchaser are listed for trading on the TSX and no order ceasing, halting or suspending trading in securities of the Purchaser nor prohibiting the sale of such securities has been issued to and is outstanding against the Purchaser or its directors, officers or promoters and, to the knowledge of the Purchaser, no investigations or proceedings for such purposes are pending or threatened.

2.7

Conditions Precedent to the Purchaser’s Obligations: Notwithstanding anything herein contained, the obligation of the Purchaser to complete the purchase of the Shares is conditional upon the fulfillment of the following conditions precedent on or before Closing:

2.7.1

the Purchaser has reviewed and is satisfied with the information contained in the Company and VC's corporate and accounting records including, without limitation, their respective financial statements which will present fairly, the financial position of the respective company that they were prepared for, as at the date thereof and the results of such company’s operations and the changes in such company’s financial position for the period then ending;

2.7.2

all documents and information having been delivered to the Purchaser which, in the opinion of the Purchaser's solicitors, are necessary or desirable, given the nature of the transaction contemplated hereby, shall have been so executed and delivered;

2.7.3

all outstanding liabilities and obligations of both the Company and VC including, but not limited to, those outstanding accounts payable by the Company to Gregory T. Chu, A Law Corporation, and by VC to Jeff N. Faillers, Attorney and Counselor at Law, as at the date of Closing, have been fully paid and discharged, and Gregory T. Chu and Jeff N. Faillers will have each provided written confirmation to the Purchaser, that each of their respective accounts payable have been fully paid by the Company and VC respectively;

2.7.4	all covenants and agreements of the Vendors to be performed pursuant to the terms and conditions of this Agreement have been duly performed;

2.7.5	all necessary regulatory approvals for the transaction, including the approval of the TSX, have been obtained; and

2.7.6

no injunction or restraining order of a court or administrative tribunal of competent jurisdiction shall be in effect which prohibits the transactions contemplated hereunder and no action or proceeding shall have been instituted and remain pending before any such court or administrative tribunal to restrain or prohibit the transactions contemplated hereby.

The foregoing conditions are for the exclusive benefit of the Purchaser and such conditions shall be deemed to be fulfilled or waived by the Purchaser on Closing, unless the Purchaser delivers to the Vendors written notice on or prior to Closing, that such conditions have not been fulfilled or waived.

2.8

Severability: If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, it shall be modified rather than voided or read restrictively, if possible, to give effect to the interests of the parties to the extent possible, and if not possible, it must be severed. In any event, all other provisions of this Agreement are valid and enforceable to the extent such result is not inequitable.

2.9

Notices: Any notice or other communication required or permitted to be given under this Agreement by any party shall be deemed to have been well and sufficiently given if sent to the address of the other party as identified in Page 1 of this Agreement or at such other address, fax number, or email address as any party may from time to time direct in writing. Any such notice shall be deemed to have been received, if telecopied or emailed, on the first Business Day following effective transmission, and if delivered, on the date of delivery, if a Business Day, and if not a Business Day, on the next ensuing Business Day.

2.10	Time of the Essence: Time is of the essence of this Agreement.

2.11

Governing Law: This Agreement is governed by and must be construed in accordance with the laws of the Province of British Columbia, and each of the parties irrevocably submits to the jurisdiction of the courts of British Columbia, notwithstanding that any of the parties may now or at any time in the future be resident or domiciled outside British Columbia. Nothing in this Agreement may be construed as requiring any party or the Company to breach or participate in a breach of the Company Act, and to the extent that any provision imposes such a requirement, its operation and effect shall be suspended until it ceases to impose obligations that constitute a breach of the Company Act, if ever.

2.12

Articles: If any of the provisions of this Agreement (including specifically, any provisions contemplating or allowing for the transfer of shares) conflict with the Articles of the Company, the provisions of this Agreement shall prevail to the extent of each such conflict, and the Vendors shall, if reasonably required, cause the Articles to be amended to the extent possible so as to eliminate such conflict.

2.13

Relationship of the Parties: Nothing in this Agreement is intended to create or shall be construed as creating a partnership, agency, joint venture, association or trust between or among any of the parties.

2.14

Consent to Transfer of Shares: Subject to any express requirement in this Agreement for their consent, each of the Vendors shall be deemed conclusively to have consented to any transfer of Shares made in accordance with this Agreement, and each shall waive any restriction on transfer contained in the Articles in order to give effect to any such transfer. Each of the Vendors shall vote their Shares in such a way as to ensure that the directors of the Company consent to all transfers of Shares in accordance with this Agreement, but nothing in this sentence may be construed as fettering the discretion of the directors of the Company.

2.15	Recitals: The Recitals of this Agreement shall form part of and are integral to this Agreement.

2.16

Entire Agreement: This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and expressly supersedes and replaces the letter agreement dated December 8, 2017 between the Parties, and there are no other terms, conditions, representations or warranties whether expressed, implied, oral or written, by statute, by common law, by the Parties, or by any other person.

2.17	Enurement: This Agreement shall enure to the benefit of and be binding upon the Vendors and the Purchaser and their respective successors and permitted assigns, as the case may be.

2.18

Independent Legal Advice: Prior to signing this Agreement, the parties acknowledge that they have had the opportunity to obtain independent legal advice with respect to their rights and obligations under this Agreement and have either obtained such advice or, in the event they have not obtained independent legal advice they hereby waive any assertion that they do not fully understand the contents of and legal effects of this Agreement.

2.19

Counterparts: This Agreement may be executed in as many counterparts as may be necessary and each such counterpart so executed shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.

THE PARTIES, intending to be contractually bound, have executed this Agreement as of the date set out on the first page.

Prophecy Development Corp.	Medalist Capital Ltd.

per: /s/ John Lee	per: /s/ Riley Keast
John Lee, Executive Chairman	Riley Keast, Director

631208 B.C. Ltd.

per: /s/ Jonathan Awde
Jonathan Awde, President

Schedule “A”

Property Description

The following one hundred and five (105) unpatented lode mining claims are owned by VC Exploration (US) Inc., a Nevada corporation, situated in Eureka County, Nevada:

		County		BLM
Claim	Location		Document
Name	Date	Recorded	No.	Filed	NMC No.
VDT 1	5/12/2017	8/4/2017	233478	8/7/2017	1148135
VDT 2	5/12/2017	8/4/2017	233479	8/7/2017	1148136
VDT 3	5/12/2017	8/4/2017	233480	8/7/2017	1148137
VDT 4	5/12/2017	8/4/2017	233481	8/7/2017	1148138
VDT 5	5/12/2017	8/4/2017	233482	8/7/2017	1148139
VDT 6	5/12/2017	8/4/2017	233483	8/7/2017	1148140
VDT 7	5/12/2017	8/4/2017	233484	8/7/2017	1148141
VDT 8	5/12/2017	8/4/2017	233485	8/7/2017	1148142
VDT 9	5/12/2017	8/4/2017	233486	8/7/2017	1148143
VDT 10	5/12/2017	8/4/2017	233487	8/7/2017	1148144
VDT 11	5/12/2017	8/4/2017	233488	8/7/2017	1148145
VDT 12	5/12/2017	8/4/2017	233489	8/7/2017	1148146
VDT 13	5/12/2017	8/4/2017	233490	8/7/2017	1148147
VDT 14	5/12/2017	8/4/2017	233491	8/7/2017	1148148
VDT 15	5/12/2017	8/4/2017	233492	8/7/2017	1148149
VDT 16	5/12/2017	8/4/2017	233493	8/7/2017	1148150
VDT 17	5/12/2017	8/4/2017	233494	8/7/2017	1148151
VDT 18	5/12/2017	8/4/2017	233495	8/7/2017	1148152
VDT 19	5/12/2017	8/4/2017	233496	8/7/2017	1148153
VDT 20	5/12/2017	8/4/2017	233497	8/7/2017	1148154
VDT 21	5/12/2017	8/4/2017	233498	8/7/2017	1148155
VDT 22	5/12/2017	8/4/2017	233499	8/7/2017	1148156
VDT 23	5/12/2017	8/4/2017	233500	8/7/2017	1148157
VDT 24	5/12/2017	8/4/2017	233501	8/7/2017	1148158
VDT 25	5/12/2017	8/4/2017	233502	8/7/2017	1148159
VDT 26	5/12/2017	8/4/2017	233503	8/7/2017	1148160
VDT 27	5/12/2017	8/4/2017	233504	8/7/2017	1148161
VDT 28	5/12/2017	8/4/2017	233505	8/7/2017	1148162
VDT 29	5/12/2017	8/4/2017	233506	8/7/2017	1148163
VDT 30	5/12/2017	8/4/2017	233507	8/7/2017	1148164
VDT 31	5/11/2017	8/4/2017	233508	8/7/2017	1148165
VDT 32	5/11/2017	8/4/2017	233509	8/7/2017	1148166
VDT 33	5/11/2017	8/4/2017	233510	8/7/2017	1148167
VDT 34	5/11/2017	8/4/2017	233511	8/7/2017	1148168
VDT 35	5/11/2017	8/4/2017	233512	8/7/2017	1148169
VDT 36	5/12/2017	8/4/2017	233513	8/7/2017	1148170

	County			BLM
Claim	Location		Document
Name	Date	Recorded	No.	Filed	NMC No.
VDT 37	5/12/2017	8/4/2017	233514	8/7/2017	1148171
VDT 38	5/12/2017	8/4/2017	233515	8/7/2017	1148172
VDT 39	5/11/2017	8/4/2017	233516	8/7/2017	1148173
VDT 40	5/11/2017	8/4/2017	233517	8/7/2017	1148174
VDT 41	5/11/2017	8/4/2017	233518	8/7/2017	1148175
VDT 42	5/12/2017	8/4/2017	233519	8/7/2017	1148176
VDT 43	5/12/2017	8/4/2017	233520	8/7/2017	1148177
VDT 44	5/12/2017	8/4/2017	233521	8/7/2017	1148178
VDT 45	5/12/2017	8/4/2017	233522	8/7/2017	1148179
VDT 46	5/12/2017	8/4/2017	233523	8/7/2017	1148180
VDT 47	5/12/2017	8/4/2017	233524	8/7/2017	1148181
VDT 48	5/12/2017	8/4/2017	233525	8/7/2017	1148182
VDT 49	5/12/2017	8/4/2017	233526	8/7/2017	1148183
VDT 50	5/12/2017	8/4/2017	233527	8/7/2017	1148184
VDT 51	5/12/2017	8/4/2017	233528	8/7/2017	1148185
VDT 52	5/12/2017	8/4/2017	233529	8/7/2017	1148186
VDT 53	5/12/2017	8/4/2017	233530	8/7/2017	1148187
VDT 54	5/12/2017	8/4/2017	233531	8/7/2017	1148188
VDT 55	5/12/2017	8/4/2017	233532	8/7/2017	1148189
VDT 56	5/12/2017	8/4/2017	233533	8/7/2017	1148190
VDT 57	5/12/2017	8/4/2017	233534	8/7/2017	1148191
VDT 58	5/12/2017	8/4/2017	233535	8/7/2017	1148192
VDT 59	5/11/2017	8/4/2017	233536	8/7/2017	1148193
VDT 60	5/11/2017	8/4/2017	233537	8/7/2017	1148194
VDT 61	5/11/2017	8/4/2017	233538	8/7/2017	1148195
VDT 62	5/11/2017	8/4/2017	233539	8/7/2017	1148196
VDT 63	5/11/2017	8/4/2017	233540	8/7/2017	1148197
VDT 64	5/11/2017	8/4/2017	233541	8/7/2017	1148198
VDT 65	5/11/2017	8/4/2017	233542	8/7/2017	1148199
VDT 66	5/11/2017	8/4/2017	233543	8/7/2017	1148200
VDT 67	5/11/2017	8/4/2017	233544	8/7/2017	1148201
VDT 68	5/11/2017	8/4/2017	233545	8/7/2017	1148202
VDT 69	5/12/2017	8/4/2017	233546	8/7/2017	1148203
VDT 70	5/12/2017	8/4/2017	233547	8/7/2017	1148204
VDT 71	5/12/2017	8/4/2017	233548	8/7/2017	1148205
VDT 72	5/12/2017	8/4/2017	233549	8/7/2017	1148206
VDT 73	5/12/2017	8/4/2017	233550	8/7/2017	1148207
VDT 74	5/12/2017	8/4/2017	233551	8/7/2017	1148208
VDT 75	5/12/2017	8/4/2017	233552	8/7/2017	1148209
VDT 76	5/13/2017	8/4/2017	233553	8/7/2017	1148210
VDT 77	5/13/2017	8/4/2017	233554	8/7/2017	1148211
VDT 78	5/13/2017	8/4/2017	233555	8/7/2017	1148212

		County		BLM
Claim	Location		Document
Name	Date	Recorded	No.	Filed	NMC No.
VDT 79	5/14/2017	8/4/2017	233556	8/7/2017	1148213
VDT 80	5/13/2017	8/4/2017	233557	8/7/2017	1148214
VDT 81	5/13/2017	8/4/2017	233558	8/7/2017	1148215
VDT 82	5/13/2017	8/4/2017	233559	8/7/2017	1148216
VDT 83	5/13/2017	8/4/2017	233560	8/7/2017	1148217
VDT 84	5/13/2017	8/4/2017	233561	8/7/2017	1148218
VDT 85	5/13/2017	8/4/2017	233562	8/7/2017	1148219
VDT 86	5/13/2017	8/4/2017	233563	8/7/2017	1148220
VDT 87	5/13/2017	8/4/2017	233564	8/7/2017	1148221
VDT 88	5/13/2017	8/4/2017	233565	8/7/2017	1148222
VDT 89	5/13/2017	8/4/2017	233566	8/7/2017	1148223
VDT 90	5/13/2017	8/4/2017	233567	8/7/2017	1148224
VDT 91	5/13/2017	8/4/2017	233568	8/7/2017	1148225
VDT 92	5/13/2017	8/4/2017	233569	8/7/2017	1148226
VDT 93	5/14/2017	8/4/2017	233570	8/7/2017	1148227
VDT 94	5/14/2017	8/4/2017	233571	8/7/2017	1148228
VDT 95	5/14/2017	8/4/2017	233572	8/7/2017	1148229
VDT 96	5/13/2017	8/4/2017	233573	8/7/2017	1148230
VDT 97	5/13/2017	8/4/2017	233574	8/7/2017	1148231
VDT 98	5/13/2017	8/4/2017	233575	8/7/2017	1148232
VDT 99	5/13/2017	8/4/2017	233576	8/7/2017	1148233
VDT 100	5/13/2017	8/4/2017	233577	8/7/2017	1148234
VDT 101	5/13/2017	8/4/2017	233578	8/7/2017	1148235
VDT 102	5/13/2017	8/4/2017	233579	8/7/2017	1148236
VDT 103	5/13/2017	8/4/2017	233580	8/7/2017	1148237
VDT 104	5/13/2017	8/4/2017	233581	8/7/2017	1148238
VDT 105	5/14/2017	8/4/2017	233582	8/7/2017	1148239

Total of 105 unpatented lode mining claims